Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Niagen Bioscience, Inc. (formerly ChromaDex Corporation) of our report dated March 4, 2025 on the consolidated balance sheet of Niagen Bioscience, Inc. as of December 31, 2024 and the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2024, appearing in the Annual Report on Form 10-K of Niagen Bioscience, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Costa Mesa, California

August 8, 2025